Exhibit 2.2

BETWEEN

HAILONG LIU

AND

CHINA ELECTRONIC HOLDINGS, INC.

SHARE TRANSFER CONTRACT For LUAN GUOYING ELECTRONIC CO. LTD.

CONTENTS

Chapter I Definitions	3
Chapter II Transfer of Transfer Shares	5
Chapter III Representations and Warranties by All Parties	7
Chapter IV Disclosures, Representations and Warranties by Transferors	8
Chapter V Disclosures, Representations and Warranties by Transferee	10
Chapter VI Employees	10
Chapter VII Confidentiality	11
Chapter VIII Breach of Contract	12
Chapter IX Force Majeure	13
Chapter X Resolution of Disputes	15
Chapter XI Applicable Law	16
Chapter XII Miscellaneous	16

SHARE TRANSFER CONTRACT

This Share Transfer Contract (hereinafter referred to as “this Contract”) is executed by the following Parties on May 30, 2009.

(1)	Party A: Hailong Liu, etc. (the “Transferors”).

(2)
Party B: China Electronic Holdings, Inc., a corporation incorporated under the law of Delaware, the United States, and its legal address is c/o National Corporate Research, Ltd., 615 South Dupont Hwy, Dover, Kent, DE, 19901 (the “Transferee”).

WHEREAS:

(1)	Party A together own 100% shares of Liu’an Guoying Electronic Sales Co., Ltd., and can exercise all of its full rights as shareholders;
(2)	Transferors are willing to transfer all the aforesaid shares (hereinafter referred to as “Transfer Shares”);

(3)	Transferee is willing to acquire the Transfer Shares subject to the terms and conditions set out in this Share Transfer Contract.

For this purpose, after friendly consultations, on the principles of equality and mutual benefit, all Parties to this Contract have reached the following agreements in accordance with relevant laws and regulations of China.

Chapter I Definitions

Article 1                       Definitions

Unless otherwise prescribed and stipulated, the following terms used in this Contract shall have the meanings set forth as follows:

“Affiliate” means, as for any of the Parties, any corporation directly or indirectly controlled by such Party or controlling such Party or under the same control with such Party; “control” means ownership of 50% or more voting shares or registered capital, or the right to appoint or elect majority of the directors of a corporation.

“New Articles of Association” means the new Articles of Association of WFOE after the share transfer pursuant to this Contract is approved by the Examination and Approval Authority.

“the PRC” or “China” refers to the People’s Republic of China, and insofar as this Contract is concerned, shall exclude Hong Kong, Taiwan and Macao.

“Claims” means claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including attorney fees and disbursements) whatsoever and howsoever arising.

“Signing Date” means the date on which this Share Transfer Contract is signed.

“Approval Date” means the date on which this Contract and the New Articles of Association are approved by the Examination and Approval Authority.

“Encumbrance” means any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including:

(i)	any interest or right granted or reserved in or over or affecting the Transfer Shares for Transfer; or
(ii)	the interest or right created or otherwise arising in or over the Transfer Shares for Transfer under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(iii)	any security over the Transfer Shares for Transfer for the payment of a debt or any other monetary obligation or the performance of any other obligation.

“Examination and Approval Authority” competent government authority which has power and authority to examine and approve this Contract and the New Articles of Association and transfer of Transfer Shares contemplated in this Contract.

“WFOE” refers to LuAn Guoying Electronic Co., Ltd. after complement of share transfer under this Contract.

“Managements” means the general manager, vice general mangers and CFO (or such positions with other title) and other managements who directly report to the general manager.

“RMB” or “Renminbi” refers to the legal currency of the PRC.

“Third Party” refers to any natural person, legal entity, or other organization or entity, other than the parties to this Contract.

“US Dollar” or “US$” means the legal currency of the United States of America.

“Working Day” refers to the days on which the banks in Anhui open for business.

Chapter II Transfer of Transfer Shares

Article 2                      Transfer of Transfer Shares

Pursuant to the terms stipulated in this Contract, Transferors agree to transfer to Transferee and Transferee agrees to accept from Transferors the Transfer Shares with all the rights and obligations of and attaching to the Transfer Shares, but free of any Claims or Encumbrances.

Article 3                       Transfer Price

3.1.
Transferors and Transferee agree that the Transfer Price shall be Renminbi 1 million (hereinafter referred to as the “Transfer Price”) with reference to appraisal report issued by qualified appraisal firms.

3.2
Transferee shall pay the aforesaid Transfer Price in RMB or its US Dollar equivalent to Transferors. Transferors and Transferee have agreed that the conversion rate used to determine the Transfer Price in US Dollars shall be the middle rate of Renminbi with US Dollar announced by the People’s Bank of China on the previous date of Closing Date (as defined in Article 5.1).

3.3	Any expenses occurred during the audit and asset evaluation pursuant to clause 3.1 of this Contract shall be borne by the WFOE.

Article 4                      Pre-requisite Conditions for the Payment of the Transfer Price

4.1
Under this Contract, the pre-requisite conditions for the payment of the Transfer Price by Transferee are: this Contract, the New Articles of Association and the transfer of the Transfer Shares stipulated in this Contract have been approved in writing by the Examination and Approval Authority.

4.2
In the event that any of the conditions set out in Article 4.1 have not been satisfied or implemented, and Transferee has not indicated its waiver of the said conditions or any one of them, in writing, Transferee shall not be obliged to pay the Transfer Price to Transferors.

Article 5                       Closing

5.1
Transferee shall, within three months after Transferee has received all the requisite approval documents issued by the Examination and Approval Authority as stipulated in Article 4, make the full payment of the Transfer Price into the accounts designated by Transferors. The day that the Transferee pays the Transfer Price shall be the Closing Date.

5.2	Transferors shall issue to Transferee the evidential document of the payment received within five (5) Working Days.

5.3
Transferors and Transferee shall forthwith take all necessary steps to complete the procedures for the closing of the transfer of Transfer Shares to Transferee within thirty (30) Working Days after the Closing Date.

Article 6 Taxes Payable under the Transfer of Transfer Shares

Any taxes or fees arising out of and payable pursuant to the fulfilment of the terms of this Contract by each of Transferors and Transferee shall be payable by the respective Party according to relevant laws and regulations of China.

Chapter III Representations and Warranties by All Parties

Article 7 Representations and Warranties by All Parties

7.1	Transferors and Transferee hereby confirm that as of the Signing Date this Contract shall be a document having legal binding effect on all Parties.

7.2
Each Party hereby confirms that the documents and information provided to any other Party prior to the Signing Date are still valid andauthentic and confirm that where there are discrepancies therein with the terms of this Contract, this Contract shall prevail.

7.3	All Parties hereby agree that, any Party shall have right to alter its authorized representative effective upon the delivery of a notice regarding such altering to other Parties.

7.4
All Parties hereby agree that the contracts or documents pertaining to the share transfer entered into between all Parties prior to this Contract shall upon this Contract coming into effect lapse automatically.

7.5	After the Closing Date, all rights and obligations of Transferors over the Transfer Shares shall be entirely transferred to Transferee.

Chapter IV Disclosures, Representations and Warranties by Transferors

Article 8 Disclosures, Representations and Warranties by Transferors

Transferors hereby jointly represent and warrant to Transferee that:

8.1
All information and facts relating to LuAn Guoying Electronic Co., Ltd. that is in the possession of Transferors or is known to any of Transferors which will have a substantive and adverse effect on Transferors’ ability to fulfil any of its obligations in this Contract or when disclosed to Transferee shall have a substantive effect on the willingness of Transferee to sign and fulfil its obligations under this Contract, have been disclosed to Transferee and the information provided by Transferors to Transferee does not contain any representation that is untrue or misleading.

8.2
No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Transferors that will materially affect its ability to sign this Contract or fulfil its obligations under this Contract.

Article 9 General Representations and Warranties by Transferors

9.1
Signing this Contract and fulfilling all of their obligations stipulated herein by the Transferors shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that any of the Transferors is a party to or is bound by.

Article 10 Ownership

10.1	Transferorsare the legal owners of the Transfer Shares and have full authority and right to transfer the Transfer Shares to Transferee.

10.2
Transferors hereby jointly undertake and warrant up to and including the Closing Date that the Transfer Shares is not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights); and there is no interest present and no agreement or undertaking in existence that may result in or create any Claim or Encumbrance on the Transfer Shares (including but not limited to the aforesaid option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights and interest).

Chapter V Disclosures, Representations and Warranties by Transferee

Article 11 Disclosures, Representations and Warranties by Transferee

Transferee hereby represents and warrants to Transferors that:

11.1	Transferee is a legal entity that has been duly established according to the laws of Delaware, United States and it is validly and legally in existence and also operating normally.

11.2
Transferee in signing this Contract and fulfilling all of its obligations stipulated herein shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations of Transferee’s Articles of Association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that Transferee is a party to or is bound by.

11.3
No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Transferee that will materially affect its ability to sign this Contract or fulfil its obligations under this Contract.

11.4
The Transferee covenants that, before complete the payment of all Transfer Price and the procedures of transfer of the Transfer Shares, it will not transfer or pledge all or part of the Transfer Shares to any other third party.

Chapter VI Employees

Article 12 Employees

12.1
All existing staff and workers of WFOE shall upon the completion of the transfer of the Transfer Shares be employed by WFOE. The terms and conditions of their employment including their remuneration for their employment shall be implemented in accordance with the stipulations of the labour laws and regulations for foreign invested enterprises of China.

12.2	The WFOE shall protect the legal interests of employees and use its best efforts to maintain relative stability of the Managements.

Chapter VII Confidentiality

Article 13 Confidentiality

13.1
All Parties agree unless otherwise provided for in another relevant confidentiality agreement that with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Contract pertaining to their respective businesses, or financial situations and other confidential matters, all Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”)shall:

13.1.1	Keep the aforesaid Confidential Information confidential;

13.1.2
Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, neither Party to this Contract shall disclose the Confidential Information to any Third Party or any entity.

13.2	The provisions of the aforesaid Article 13.1 shall not apply to Confidential Information:

13.2.1
which was available to the receiving Party from the written record before the disclosing Party disclosed the information to the receiving Party and the written record can prove that the confidential information was already known to the receiving Party;

13.2.2	which has become public information by means not attributable to any breach by the receiving Party;

13.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation affecting the said Confidential Information.

13.3
As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set out in this Chapter VII shall remain binding on it.

Chapter VIII Breach of Contract

Article 14 Liability for Breach of a Representation or Warranty

14.1
If any representation or warranty made by any Party to this Contract is found to be a material error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Contract by any Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any material respect, the non-breaching Party shall be entitled to look to the Party (ies) in breach for full compensation for any loss, damage, cost or expense arising from the erroneous, misleading or untrue representation or warranty of the Party (ies) inbreach or arising from any other breach of any representation and warranty given by the Party (ies) in breach.

14.2	Each representation and warranty set out in Chapter III, Chapter IV and Chapter V is to be construed independently.

Article 15 Liability for Breach of Contract

15.1
In the event of a breach committed by any Party to this Contract, the said defaulting Party shall be liable to the other Party (ies) for the losses and damages or any other liabilities arising out of that defaulting Party’s breach of contract in accordance with the provisions of this Contract and the laws and regulations of China.

15.2	Notwithstanding the provisions of Article 15.1, no Party shall be liable to the other Party (ies) for any indirect losses or consequential damages attributable to any breach under this Contract.

Chapter IX Force Majeure

Article 16 Force Majeure

16.1
“Force Majeure” refers to all incidents that are unforeseeable at the execution of this Contract and their occurrence and consequences cannot be avoided or overcome by the taking of reasonable steps by the Party affected thereby and they hinder the affected Party from fulfilling all of or a material part of this Contract. The aforesaid Force Majeure incidents shall include earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of China. Provided always that the Parties agree that when a Party is short offunds, such event shall not be a Force Majeure event for the purposes of this Contract.

16.2
In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set out in this Contract and to which the affected party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not be liable for any losses and damages or any other liabilities arising out of a breach of contract as provided for in this Contract for the duration of the Force Majeure.

16.3
The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party (ies) in writing, and within seven (7) days thereafter, it shall provide sufficient evidence (issued by the notary organization) of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.

16.4
In the event of the occurrence of a Force Majeure event, the Transferors and the Transferee shall promptly settle through friendly consultation to seek the fair resolution and shall make best effort to reduce the consequence to the minimum level. Provided that the major encumbrance to the performance of this Contract continues more than six (6) months as a result of the occurrence or consequence of a Force Majeure and the Parties can not find the fair resolutions, the other Party shall have right to notify the other Party to cease this Contract and shall not be liable for any losses and damages or any other liabilities arising out of a breach of contract.

Chapter X Resolution of Disputes

Article 17 Arbitration

17.1
Any dispute arising out of this Contract between the Parties to this Contract shall firstly be resolved through friendly consultation. In the event that sixty (60) days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its prevailing valid arbitration rules.

17.2
The arbitration tribunal shall be constituted by three (3) arbitrators who shall have a good knowledge of both English and Chinese Languages. Each Party shall have the right to designate an arbitrator and the third arbitrator shall be designated by the Parties together. If the Parties can not agree with the third arbitrator, such arbitrator then shall designated by the Chairman of China International Economic and Trade Arbitration Commission and shall be appointed the chief arbitrator of the arbitration tribunal.

Article 18 Validity of the Arbitration Award

The arbitration award shall be final and shall be binding on all Parties to this Contract. All Parties to this Contract agree to be bound by the said award, and to act according to the terms of the said award.

Article 19 Fees

All the arbitration fees shall be borne by the losing party unless otherwise awarded by the tribunal.

Article 20 Continuation of Rights and Obligations

After a dispute has arisen and during its arbitration process, other than the disputed matter, all Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to fulfil their other respective obligations stipulated in this Contract.

Chapter XI Applicable Law

Article 21 Applicable Law

The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes arising out of this Contract shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Contract, reference shall be made to general international business practice.

Chapter XII Miscellaneous

Article 22 Waiver

The non-exercise or delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.

Article 23 Transfer

Unless otherwise described and prescribed in this Contract, neither Party to this Contract shall transfer or assign all or any part of this Contract or transfer or assign that Party’s entitlement or obligations as stipulated in this Contract.

Article 24 Amendment

24.1 This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

24.2 This Contract may not be amended verbally. Only a written document signed by all Parties indicating their consent to such amendment shall be effective, and where approval is required by law, only with the written approval of the Examination and Approval Authority shall any amendment to this Contract become effective.

Article 25 Severability

The invalidity of any term in this Contract shall not affect the validity of the other terms in this Contract.

Article 26 Effectiveness

The Contact shall be binding on the Parties hereof as of the execution of this Contract and shall be effective as of the date of obtaining the approval of the the Examination and Approval Authority.

Article 27 Language

This Contract is written in Chinese.

Article 28 Validity of the Text and Appendix

28.1
The Chinese text of this Contract shall be signed in four (4) sets of original and there (3) sets of duplicate copies. Each Party shall each hold one (1) set of original and one (1) set of duplicate, and one (1) set of original each shall be sent to the Examination and Approval Authority and the competent Industry and Commerce Administrative Department and one (1) set of duplicate copy shall be kept on file by the WFOE.

28.2	The Appendix to this Contract shall form an integral part of this Contract, and shall have the same effect as this Contract.

Article 29 The Entire Agreement

This Contract constitutes the entire agreement of all Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements among all Parties to this Contract in respect of the transaction of this Contract.

IN WITNESS WHEREOF, the duly authorized representatives of the Transferors and the Transferee have signed this Contract on the date first above written.

Transferors: LUAN GUOYING ELECTRONIC CO., LTD By: Hailong LIU__________ Name: Hailong LIU Title: CEO and President [With company seal]

Transferee: CHINA ELECTRONICS HOLDINGS INC. By: Sherry LI____________
       Name: Sherry Li
       Title:   CEO and President